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Exhibit 99.(d)(4)

SHARE ACQUISITION AGREEMENT

        THIS AGREEMENT is made as of February 9, 2007

BETWEEN:

        BILL & MELINDA GATES FOUNDATION TRUST, a trust
        established under the laws of the State of Washington (the "Holder")

-and-

        FOUR SEASONS HOTELS INC., a corporation existing under
        the laws of Ontario (the "Issuer")

        WHEREAS as of the date hereof, the Holder is the beneficial owner of 1,984,150 limited voting shares in the capital of the Issuer (each an "Acquired Share" and collectively the "Acquired Shares");

        AND WHEREAS the Issuer is proposing to enter into an acquisition agreement (the "Acquisition Agreement") with FS Acquisition Corp. (the "Purchaser") that contemplates a statutory arrangement under the laws of the Province of Ontario (the "Arrangement") of the Issuer pursuant to which the Purchaser and the Issuer will acquire all of the outstanding shares of the Issuer, on the terms of, and subject to the conditions set forth in, the Acquisition Agreement and the plan of arrangement (the "Plan of Arrangement") attached as Schedule A to the Acquisition Agreement;

        AND WHEREAS on the terms of, and subject to the conditions set forth in, the Acquisition Agreement, the Arrangement is proposed to be effective on the date of filing the articles of arrangement of the Issuer in respect of the Arrangement with the director appointed pursuant to section 278 of the Business Corporations Act (Ontario) (the "Effective Date") and at such time on the Effective Date as will be specified in writing by the Issuer (the "Effective Time");

        AND WHEREAS the Issuer and the Holder desire to set out their mutual agreement regarding the proposed acquisition by the Issuer from the Holder of all Acquired Shares, if any, owned by the Holder immediately before the Effective Time and the time of such proposed acquisition pursuant to the Plan of Arrangement; and

        NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 — SHARE ACQUISITION

1.1
Subject to the satisfaction or waiver of such terms and conditions as may be contained in the Acquisition Agreement by the parties thereto (including for greater certainty, the approval of the Plan of Arrangement) and the receipt of relief from the issuer bid requirements of applicable securities laws, if any, required in connection with the transactions contemplated hereby, the Holder and the Issuer hereby agree that, with respect to all Acquired Shares, if any, owned by the Holder immediately before the Effective Time, the Issuer will purchase for cancellation from the Holder and the Holder will sell, at the time provided for such acquisition in the Plan of Arrangement (the "Foundation Closing"), all such Acquired Shares in consideration for a cash purchase price per Acquired Share equal to the same price per share at which the Purchaser will acquire other limited voting shares of the Issuer from the public under the Plan of Arrangement, which the parties hereto agree is an amount that does not exceed the fair market value per Acquired Share at such time.

1.2
The parties hereto specify an amount per Acquired Share equal to US$82.00 per Acquired Share for purposes of subsection 191(4) of the Income Tax Act (Canada).

1.3
The aggregate purchase price for the Acquired Shares as contemplated by Section 1.1 will be payable in accordance with the Plan of Arrangement or in the manner as otherwise agreed to by the parties.

ARTICLE 2 — COVENANTS, REPRESENTATIONS AND WARRANTIES

2.1
The Holder hereby covenants with, and represents and warrants to, the Issuer and acknowledges that the Issuer is relying upon such covenants, representations and warranties in connection with the purchase for cancellation of the Acquired Shares, that:

(a)
the Holder is a trust duly established and existing under the laws of the State of Washington with all power, authority and right to enter into and deliver this Agreement and perform its obligations hereunder;

(b)
the entering into and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by all requisite action by the Holder;

(c)
none of the entering into and delivery of this Agreement, and the consummation of the transactions contemplated herein or compliance with the terms hereof will violate, conflict with, or result in any breach of any provision of, require any consent, approval or notice under, or constitute a default under any organizational documents of the Holder; and

(d)
the Holder has, and at the Effective Time will have, good and marketable title to the Acquired Shares, free and clear of all liens, charges and encumbrances whatsoever.

2.2
The Issuer hereby covenants with, and represents and warrants to, the Holder and acknowledges that the Holder is relying upon such covenants, representations and warranties in connection with the sale of the Acquired Shares to the Issuer, that the Issuer is a corporation duly incorporated and existing under the laws of the Province of Ontario with all power, authority and right to enter into and deliver this Agreement.

ARTICLE 3 — FURTHER ASSURANCES

3.1
The parties shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE 4 — MISCELLANEOUS

4.1
Nothing in this Agreement will prevent or restrict the Holder from:

(a)
transferring, selling, disposing, optioning, monetizing, pledging, encumbering, granting a security interest in, hypothecating or otherwise conveying any of the Acquired Shares owned by the Holder on the date hereof, or any right or interest therein (legal or equitable), to any person; or

(b)
exercising any rights associated with or arising from its ownership of the Acquired Shares, including any voting rights, at any time prior to the transfer of the Acquired Shares in accordance with Section 1.1.

4.2
This Agreement shall not be assigned by either party without the express written consent of the other party.

4.3
This Agreement shall be binding on and enure to the benefit of the parties and their respective successors and permitted assigns.

4.4
Time is of the essence of this Agreement.

4.5
The Agreement may be amended or modified by written instrument signed by each of the parties hereto.

4.6
This Agreement shall terminate upon the earliest of: (i) February 12, 2007, unless the Acquisition Agreement shall have been executed and delivered on or before such date, (ii) the Foundation Closing, and (iii) the termination of the Acquisition Agreement.

4.7
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.8
This Agreement may be executed in one or more counterparts, whether composed of original signatures or facsimile signatures, each of which will constitute an original, all of which together will be but a single document.

        IN WITNESS WHEREOF the parties have executed this Agreement.

BILL & MELINDA GATES FOUNDATION TRUST
By:	/s/ MICHAEL LARSON Name: Michael Larson Title: Investment Manager
FOUR SEASONS HOTELS INC.
By:	/s/ KATHLEEN TAYLOR Name: Kathleen Taylor Title: President & C.O.O.
By:	/s/ RANDOLPH WEISZ Name: Randolph Weisz Title: Executive Vice President, General Counsel & Secretary

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SHARE ACQUISITION AGREEMENT
ARTICLE 1 — SHARE ACQUISITION
ARTICLE 2 — COVENANTS, REPRESENTATIONS AND WARRANTIES
ARTICLE 3 — FURTHER ASSURANCES
ARTICLE 4 — MISCELLANEOUS